Exhibit 10.3

ERock, Inc.

Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) of ERock, Inc., a Delaware corporation (the “Company”) who is not an employee of the Company or any of its direct or indirect subsidiaries (each, a “Non-Employee Director”) shall receive compensation in accordance with this Non-Employee Director Compensation Policy (this “Policy”) as set forth below:

1. Cash Retainers

a. Annual Retainer for Board Membership: Each Non-Employee Director will be paid an annual cash retainer for service as a member of the Board of $80,000.

b. Additional Annual Retainers for Committee Member Chairs: Each Non-Employee Director appointed to serve as chairperson of a standing Board committee will receive the following additional annual cash retainer for service as chair of each such committee:

Chair of the Audit Committee	$25,000
Chair of the Compensation Committee	$15,000
Chair of the Governance Committee	$15,000

Pro-rated cash retainers may be provided for Non-Employee Directors who join the Board off-cycle, as determined by the Board.

2. Equity Awards

a. Initial Equity Grant. On or about the date on which any Non-Employee Director first begins providing services to the Company as a member of the Board (or as soon as practicable thereafter), such Non-Employee Director shall receive an initial grant of restricted stock units (“RSUs”) under the Company’s 2026 Equity Incentive Plan, as in effect from time to time, or any successor equity plan thereto (the “Plan”) with a target grant date value equal to $140,000 (the “Initial Equity Grant”). The number of RSUs granted shall be determined by dividing such target grant date value by the closing stock price of a share of Class A common stock of the Company on the grant date and the Initial Equity Grant shall vest as determined by the Board.

b. Annual Equity Grant. Each Non-Employee Director shall receive an annual grant of RSUs under the Plan with a target grant date value equal to $140,000 (the “Annual Equity Grant”). The number of RSUs granted shall be determined by dividing such target grant date value by the closing stock price of a share of Class A common stock of the Company on the grant date and the Annual Equity Grant shall vest as determined by the Board. Pro-rated annual equity grants may be provided for Non-Employee Directors who join the Board off-cycle, as determined by the Board.

3. Expenses

The Company will reimburse Non-Employee Directors for any reasonable out-of-pocket travel expenses incurred by them in attending meetings of the Board or any committee thereof.

4. Modifications

The Board reserves the right to amend or terminate, in its discretion, this Policy or any component of director compensation as it deems appropriate.